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                                                                    EXHIBIT 99.2


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                                 SANDERSON FARMS

                            MODERATOR: JOE SANDERSON
                                 AUGUST 23, 2005
                                   10:00 AM CT


Operator:         Please stand by. We're about to begin. Good day everyone and welcome to the Sanderson Farms conference call. Today's call is being recorded.

                  At this time, for opening remarks and introductions, I'd like to turn the call over to the Chairman and Chief Executive Officer, Mr. Joe Sanderson.

                  Please go ahead, sir.

Joe Sanderson:    Thank you.

                  Good morning and welcome to Sanderson Farms third quarter conference call. We appreciate your taking time to joining us this morning.

                  Lamkpin Butts, our President and Chief Operating Officer, and Mike Cockrell, our Treasurer and Chief Financial Officer, are on the call with me this morning and I will turn the call over to them for a discussion of the quarter and year-to-date numbers after making some introductory remarks.


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                  We announced this morning net earnings of $24 million or $1.19 per diluted share for our third fiscal quarter of 2005. For the first nine months of 2005, we have earned $60.6 million or $3.01 per diluted share.

                  Each of you should've received a copy of the release and accompanying financial summary. If you have not, they are available on our web site.

                  Before we make any further comments, I'll ask Mike to give the cautionary statement regarding forward-looking statements.

Mike Cockrell:    Thank you, Joe, and good morning to everyone.

                  Before we begin the call this morning, as always I need to caution you that the call will contain certain forward-looking statements about the business, financial condition, and prospects of the company.

                  All forward-looking statements were made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management's current expectations or beliefs as well as assumptions made by and information currently available to management.

                  The actual performance of the company could differ materially from that indicated by the forward-looking statements because of various risks and uncertainties. These risks and uncertainties are described in Item 7 of the most recent annual report on Form 10-K and in management's discussion and analysis of financial conditions and results of operation found in Item 2 of Part 1 of the company's quarterly report on Form 10-Q filed with the SEC in connection with our third quarter ended July 31, 2005, which Form 10-Q was filed this morning with the SEC.


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Joe Sanderson:    Thank you, Mike.

                  The company reached a significant milestone yesterday. I am pleased to report that the company processed its first chickens in the state of Georgia yesterday morning and that the plant began operations on time and on budget.

                  Startup operations have gone one well and I'm pleased with the labor force in place in Georgia and with the contract grower base we have developed.

                  We set eggs in our new Georgia hatchery on June 15 and we began making feed in the feed mill earlier this month. As I will discuss later on the call, we will gradually increase production at the processing plant until it reaches its full capacity of a million and a quarter head per week next summer.

                  The cooperation we have received from Colquitt and Cook counties, the cities of Moultrie and Adel and the state of Georgia has been outstanding. I want to publicly thank them and congratulate everyone associated with Sanderson Farms who has worked diligently over the last year and half to bring this project to fruition.

                  With that, I will turn the call over to Lampkin.

Lampkin Butts:    Thank you, Joe.

                  Our financial and operating results for the third quarter, while impacted by an overall softer chicken market than we enjoyed during the third quarter a year ago, continued the momentum established during the first half of the year.

                  Market prices for all poultry products except leg quarters were lower during the third quarter of the year compared with the third quarter of last year. The


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                  average Georgia dock price during the third quarter was 6.3%
                  lower than last year's third quarter and contributed to an overall 11.3% decrease in the company's average sales price of poultry products during our third quarter when compared to the same period a year ago.

                  On the other hand, bulk leg quarter prices increased 25.4% for the third quarter and 6.5% for the first nine months of the year compared to the same periods last year, reflecting excellent export demand that I will discuss more in a moment.

                  Wing prices during our third quarter averaged 80.7 cents per pound, down 23.1% from the average of $1.05 during the third quarter of last year.

                  Boneless breast prices during our third quarter were substantially lower, decreasing by 41% when compared with the third quarter a year ago and by 27.7% for the first nine months of the year compared to last year.

                  These numbers reflect an expected softening of the chicken markets during the third quarter of this fiscal year compared to last year's record setting levels. Boneless breast prices hit an historic high of $2.56 per pound in mid June of last year but averaged $1.43 for this year's third quarter.

                  The Georgia dock price also hit high levels during our third quarter last year, and while spending most of this year well above average, were 74 cents per pound during the third quarter compared to 79 cents a year ago.

                  The Georgia dock price stands at 74-3/4 cents today. During our fourth quarter last year, the Georgia dock averaged 78 cents per pound. Bulk leg quarters averaged 29 cents per pound during the fourth quarter last year and are currently trading for 45 cents per pound.

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                  Like chicken prices, feed grain prices were lower during the third quarter than a year ago. Market prices for corn during the first nine months of this fiscal year were down 20% when compared to the first nine months of last year. Soybean meal market prices for the first nine months of this year were also lower than the same period a year ago, decreasing by 30%.

                  We reported on our last two calls that we expected our corn and soybean meal cost to be lower during fiscal 2005 by $60 million to $65 million compared to fiscal 2004 and we will meet that target.

                  Going forward into fiscal '06, grain prices remain unsettled but have come down from the highs seen earlier this year.

                  Prices have not moved to the point where we have become aggressive in pricing our grain needs for '06, but we are pleased with the recent direction in prices.

                  I mentioned earlier that leg quarter prices have been strong, supported by good demand in the export markets. Through the first half of the calendar year, industry exports of broiler parts increased 29.8% in quantity and 24.5% in value.

                  This increase was fueled primarily by a 16-1/2% increase in export volume to the Russian Federation, but reflects strong demand from other parts of the world as well. Fourteen of the top 15 markets for United States broiler meat had increases in volume when compared to the first half of last year.

                  The increase through June of exported pounds of broiler meat represents 255,000 metric tons of chicken or approximately 561 million pounds of meat.


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                  During the first half of the calendar year, broiler production in the United States increased by 820 million pounds. Clearly increased exports have absorbed much of the new production of broiler meat in the United States.

                  As a result of broiler export strength during 2005, the USDA has significantly increased its estimates for broiler exports for both '05 and '06. USDA has left unchanged its projection for domestic production during '06 at a 2-1/2% increase over '05. This is supported by what we are seeing in pullet placements.

                  Looking ahead, we will work to improve our operating performance and sales execution as we bring the new plant online. As Joe mentioned, we began processing chickens in South Georgia yesterday, and I would like to add my gratitude for the effort all our employees in bringing the plant on line on time and on budget.

                  At this point, I would like to turn the call over to Mike for a more detailed discussion of the numbers.

Mike Cockrell:    Thank you, Lampkin.

                  We are pleased with our financial performance through the first nine months of this fiscal year. Net sales for the first nine months totaled $757.1 million, down from $793.1 million for the same nine months during fiscal 2004.

                  For the quarter, net sales totaled $264.6 million compared to $293.9 million for the third quarter last year. The decrease in net sales reflects an increase in the pounds of poultry products sold through the first nine months of the year of 5-1/2%, offset by the decreases in market prices described by Lampkin.


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                  The $1.19 per share earned during the quarter compares to
                  $1.69 per share earned during last year's third quarter.

                  Our cost of sales for the three months ended July 31 as compared to the same three months during fiscal 2004 decreased 6.6%. This decline is the result of the decrease in feed grains Lampkin described.

                  Corn and soybean meal cash market prices were down 18.3% and 24.2% respectively for the three months ended July 31, 2005 compared to the same three months in 2004.

                  For the first nine months of the fiscal year, cost of sales increased $1.7 million compared to the first nine months a year ago, the result of an increase in pounds of poultry products sold of 5-1/2% offset by the decrease in grain cost.

                  SG&A expenses for our third quarter of '05 were up $2.3 million compared to fiscal '04. This increase, which continues the trend we experienced during the first six months of the year, is primarily the result of our new advertising and marketing initiatives and the startup cost in Georgia.

                  Until the plant in Georgia began operating yesterday, all salaries and other cost were booked to SG&A. Georgia startup expenses totaled $2.3 million or 7 cents net per share during the quarter and have totaled $4.1 million or 12 cents net per share for the year.

                  At the end of our third quarter, our balance sheet reflects stockholders equity of $337 million and net working capital of $124.9 million. The current ratio was 2.9 to 1. Our debt totaled $11.2 million and our debt to total capitalization ratio was 3.2% as of July 31, 2005.


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                  As of today, we have over $60 million of cash on our balance sheet, resulting in a net debt of less than zero and a net debt to cap ratio of a negative amount.

                  We spent $96.2 million on capital expenditures during the first nine months of the year, $73.3 million of which was in Georgia. We also spent $6.1 million in dividends reflecting our higher dividend rate of 10 cents per share per quarter.

                  We previously announced that we expect to spend approximately $45.1 million on planned capital projects other than the Georgia project during fiscal 2005, which includes approximately $7.2 million in vehicle and other operating leases and $13 million in expenditures to begin construction of a new general office building.

                  Our depreciation and amortization during the first nine months totaled $18.8 million and we continue to expect approximately $26 million in depreciation and amortization for fiscal 2005.

                  I will now turn the call back over to Joe.

Joe Sanderson:    Thank you, Mike.

                  I will expand on a couple of things Mike and Lampkin mentioned and then open the call for questions.

                  Lampkin mentioned that prices for corn and soybean meal have come down from summer highs but have not yet reached the point where the company typically gets aggressive pricing its future needs.

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                  Corn on the December contract is currently trading for about
                  $2.28 per bushel, while soybean meal is trading around $195 per ton, and the USDA is projecting both of these to move lower.

                  The USDA continues to report that the overall size of this year's corn and soybean crop is not as large as last year's record-breaking harvest, but in some parts of the country is still much better than average.

                  The corn and soybean crops in Illinois and certain other parts of the Central and Eastern Grain Belt continue to lag historical averages. On the other hand, the weather during August has improved for favorable development of both the corn and soybean crop and prices have trended down over the last three weeks. Projected yields could produce the second largest corn crop on record.

                  We remain on the sidelines with respect to our needs for fiscal 2006, but will be in a much better position to talk about our expectations for our cost structure for fiscal 2006 when we announce our fourth quarter results in early December.

                  Mike mentioned that Georgia startup expenses cost us 7 cents per share during our third quarter and 12 cents per share for the first nine months, both net of income tax. Now that Georgia is operational, these cost will be reported in cost of goods sold going forward.

                  He also mentioned that accruals for advertising program were higher during the first nine months of the year when compared with last year. We are currently evaluating our advertising program and will be making decisions regarding fiscal 2006 during the coming weeks.

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                  We have been pleased with the acceptance by both our customers and consumers of our "100% Chicken. Naturally." campaign and will likely continue that campaign into next fiscal year at a cost similar to or slightly higher than this year.

                  Going forward, we will continue to work to bring Georgia successfully online while at the same time we're already making the changes necessary to convert the Collins plant to all big bird deboning.

                  Over the next 12 months, we will gradually increase to a million and a quarter head per week of chill-packed chickens in Moultrie. We'll convert 625,000 head per week at Collins from chill packed to big birds and we will add 150,000 bird - big birds to the night shift at Collins.

                  The net effect of these two projects will add 625,000 additional head of chill-packed chickens and 775,000 additional head of big bird chicken to the company's mix.

                  All totaled, this will represent approximately 7.8 million pounds of new production per week or a 26% increase over current weekly pounds.

                  The conversion at Collins will result in improvement in the efficiency of that plant and will lower its cost appreciably. The plant will add approximately 2.14 million pounds of additional product per week as it converts the first shift from retail to big bird deboning, adds 150,000 head per week on the night shift, and simplifies its mix. The additional pounds will reduce cost at the Collins facility and should improve efficiency at Collins immediately.

                  While we have plenty to keep us busy and will continue to focus on making our operations better, we will also continue to work on finding new ways to


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                  use our balance sheet and our experience to make with
                  Sanderson Farms a good investment for our shareholders.

                  With that said, we will now open up for - open up the call for questions.

Operator:         Thank you, Mr. Sanderson.

                  Our question and answer session is conducted electronically. If you would like to signal to ask a question, please press the star key followed by the digit 1 on your touch-tone phone. Again, that's star-1 to signal if you'd like to ask a question.

                  If you have muted yourself, please make sure you unmute before you signal. If you are muted, that'll block your signal.

                  So once again, star-1 for questions.

                  We'll go first to (Farrah Aslam) at (Stevens, Inc.).

(Farrah Aslam):   Hi, good morning.

Man:              Morning.

Man:              Good morning.

(Farrah Aslam):   Of that $60 million to $65 million that you have in grain
                  benefit this year, how much has been exhausted in the first three quarters and how much remains for that fiscal fourth quarter.


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Joe Sanderson:    I believe we reported on the last conference call that we
                  expected $40 million for the last two quarters. We believe that'll be fully shared third and fourth quarter, about $20 million per quarter.

(Farrah Aslam):   And your cost of goods sold, second quarter of this year
                  versus third quarter of this year increased substantially.

                  What was the key driver of that increased cost of goods sold in the third quarter versus last quarter?...

Man: The increase from the third quarter - from the second to the third quarter, (Farrah), was - the only increase really was - is the result of volume...

                  As I mentioned on the - during my remarks, the cost of grain from the third quarter a year ago to this year was down.

Man: But from the - she's talking about the second quarter to the third quarter of this year?

Man:              This year.

(Farrah Aslam):   Yes.

Man:              Yeah.

Man:              This year.

Man: A part of it was pounds and part of it was our grain cost increased a bit.

(Farrah Aslam):   Grain cost increased a bit.


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Man:              Increased a bit, May, June, and July over the prior three
                  months.

(Farrah Aslam):   Okay, great.

                  And looking out into next year, with beef and pork prices coming down, how do you anticipate that impacting the demand in food service for chicken and also in retail?

Man: (Farrah), we expect good demand next year in the States, but we continue to see export demand being very good. Beef prices have come down a bit, but we don't - we think the beef segment inventory there is still in a situation for beef to be high. And frankly we're expecting a little better segment than we've had this year.

(Farrah Aslam):   Okay, so you're expecting better pricing next year than you've experienced this year?

Man:              Oh, about - better, but a little better demand...

(Farrah Aslam):   (Unintelligible).

Man:              ...on the beef side and continued good demand on (exports).

(Farrah Aslam):   Okay.

                  And intrinsic grower payments, looking into next year do you anticipate grower payments to increase about $23 million to $25 million due to the increase in your volume next year? Is that the right ballpark?

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Man:              I don't either.

Man:              We - can we get with you after the call on that?

(Farrah Aslam):   Sure. No problem.

Man:              I don't have that number, (Farrah).

(Farrah Aslam):   Okay.

                  And in terms of cost going into the fourth quarter and into 2006 for the new plant, do you - how much in terms of earnings per share do you think the new plant will cost you in the fourth quarter and in 2006 in terms of startup cost?

Man: The startup cost should be very similar during the fourth quarter as they were to the third quarter, (Farrah). Obviously now that the plant is operational, there will be sales coming out of the plant.

                  And like you, we're running models for 2006 but don't have a number for you there because the variables, Georgia will be just like our other plants. It will depend upon what we price grain for, what the chicken markets are like, and so forth.

                  Until the plant becomes fully operational next summer, its cost relative to our other plants will be somewhat higher obviously because they won't be getting the volume out of the plant. But exactly how much that plant - well, you know, what the profitability of that plant looks like will depend on all the same factors the other plants do.

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                  But for the fourth quarter, you know, I'm (comfortable)
                  telling you that it'll be similar to the third quarter.

(Farrah Aslam):   Okay. Thank you very much.

Operator:         Our next question will come from (Michael Perna) at (AAD
                  Capital).

(Michael Perna):  Hey, good morning everybody. Just a few questions for you.

                  First on your new plant, I believe you've now opened three of the last five new plants opened in the country. Just could you discuss, you know, what experience you've learned there, what you may be doing differently, any cost savings you see coming in the future, any synergies, and where are you in filling the capacity through your Georgia plant?

Man: The Georgia plant is scheduled to get to 50% capacity by December 1. Fifty percent capacity on the day shift, 50% capacity on the night shift. We will bring another day shift line on in March and the last line on in May and take (30 to 60) days to get to - it up to capacity. We think Georgia will be at full capacity some time July, August of 2006...

                  You know, we did a lot of - we've done a lot of training and had all our salaried people hired. We've done a significant amount of training even with our hourly employees, and I think we've brought - actually brought some of the hourly employees to our McComb plant to do some training before work started yesterday in Georgia.

                  And I think just doing a bit more planning and a bit more training. Texas actually, we had a similar startup. It was a good startup in Texas as well...

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(Michael Perna):  Okay, great.

                  And just a follow on to the capacity, are you seeing favorable demand in filling (capacity)?

Man: Yes we are. We have added a couple of new customers this year that are East Coast based that were particularly interested in the proximity of this Georgia plant.

                  A lot of customers will wait until we're a little further along with full production to get serious about buying, but the interest level from retailers on the East Coast has been very good, as good as we've seen with other - better than we've seen with other expansions.

(Michael Perna):  Okay, great.

                  And can you discuss please in a bit more detail exports as percentage of your quantity versus as a percentage of your profit and how you see that trending forward given that production would stay relatively flat versus the (increased) demand?

Mike Cockrell:    Exports - this is Mike.

                  Exports as a percentage of our sales dollars has typically been below 10% and it was during the quarter and so far during this fiscal year. And that's obviously during a time of high demand for export products.

                  It has been our goal to keep exports in that ballpark and they've been between 8% and 10% for the last two or three years.

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(Michael Perna):  Okay, great.

                  And as a percentage of your profits?

Men:              We don't...

((Crosstalk)).

Man:              We don't disclose that.

(Michael Perna):  Okay. That's fine.

                  And in your closing comments, you discussed using your balance sheet as a way for shareholder appreciation. Is there a buyback in place or can you discuss what's meant by that?

Man: As a - the company, the officers currently have authority from our board of directors to buy an amount of stock back. We have not been active in that as we have been using our capital primarily to expand our capacity in Georgia and making the improvements in Collins and so forth.

                  Our board meets every fall and, you know, use of cash is always a topic of conversation.

(Michael Perna):  Okay, great.

Operator:         Anything else for you, sir?

(Michael Perna):  No, that's it. Thank you very much.

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Man:              Thank you.

Man:              Thank you.

Operator:         Yeah, we'll go now to (Christine McCracken) at (FTN Midwest).

(Christine McCracken):     Good morning.

Men:              Good morning.

(Christine McCracken):     Just wanted to dive a little deeper into the export
                           outlook. Even though a fairly small percentage of your dark meat goes into exports, it's still priced on that basis I assume, basically at current high prices?

Men:              Yes.

(Christine McCracken):     So you're still feeling the impact, the positive
                           impact of very strong export markets despite the fact of a fairly small percentage of your sales actually go into those markets.

Man:              Yes.

Man:              Absolutely. All of the markets are impacted by it.

Man: Even the fresh market parallels the export market pretty much to the T.

(Christine McCracken):     Great.

                  And then just talking about the export markets and why they're so strong, can you - do you have any ideas about why demand in Russia is higher now. Is

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                  that an impact of the recent AI outbreak? Could it be a
                  function of Brazil exporting less? Can you talk about that a little while - a little.

Man:              I'm not sure, (Christine).

                  I think the outbreak of AI overseas has taken some protein off the market that has to be filled and I think that's part of it. I don't think Joe agrees with me on that, but I think that's part of it.

                  And I think that the - there are improving. World economies over there and price of oil I think has helped a country like Russia quite a bit and has helped their economy.

Man: There's probably a structural reason as well. For two or three years prior to this, there were political and other reasons that the US didn't ship into Russia. The demand was always there from the consumer base, but because of different reasons, Russia would turn off the tap from time to time.

                  There's a structured agreement in place that allows so much exports from the US to be brought into Russia and I think that's provided a framework to help fill the demand from the Russian consumer.

(Christine McCracken):     Are we shipping ahead of that agreement though at
                           this point more than we'd...

((Crosstalk)).

Man: The Russia quota this year is 776,000 metric tons and through June we'd only shipped 360,000.

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(Christine McCracken):     Okay.

Man: A little - we're not halfway there and we got half the year to go.

(Christine McCracken):     Oh. That sounds pretty good then.

                  And just in terms of your outlook relative to production, you had talked about the UDSA estimates I think of 2-1/2% increases in total production. I assume at this point that that reflects both expectations for increases in birds and weights. Is that fair?

Men:              Yes.

(Christine McCracken):     And you still feel comfortable with that?

Man: You know, what we know right now, the breeder flock in January of 2006 was going to be 1-1/4% larger than it is today. So, you know, whether it's 2-1/2% or 3% or 3-1/2%, I don't know yet. I'd have to see the pullet placements. But it would surprise me if it ran the 2-1/2% to 3-1/2% and minus off what you think exports are going to be next year to see what the increase in domestic supply is.

                  I think doing the math from the numbers Lampkin provided about 850,000 pounds of additional production US and - I'm rounding off, I don't remember the numbers - 550,000 pounds of export, the domestic market only had to absorb about 1%, 1-1/2% more pounds in calendar 2005. And I would not - I wouldn't think next year with what we know today would be much different than that.

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(Christine McCracken):     So the last four months of - on average about 4%
                           increases in pullet placement don't worry you at all relative to that 2-1/2% expectation.

Man:              No.

(Christine McCracken):     All right.

Man: I - if you'll look back two months before that, you had a 94% and a 100%, so I think you got to look at - I think there might be reporting differences.

                  But if it is 3% or 4%, that's what it's going to be.

(Christine McCracken):     Right.

                  But with the move toward bigger birds, you'd expect a little weight on top of that, right?

Man:              A little bit.

(Christine McCracken):     All right.

                  Well, just then looking at I guess your expectations for exports, because it seems like exports are driving the market at this point, what would you - is there anything on the horizon that could disrupt export markets?

                  Because if they do, it seems like all of that meat would have to find a home pretty quickly. What do you think the - or what is the - I don't know - your expectation relative to exports staying as strong as they are? What could disrupt that at this point?

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Man:              What could disrupt it would be first of all some political differences between the US and Russia or US and China or US and some of the other countries.

Man:              Mexico.

Man:              And that would be a primary thing.

                  A secondary thing would be avian influenza in the US would be the second thing, or some exotic Newcastle or something like that.

                  The odds of that happening on both of them are low, but I'm - it wouldn't surprise me if it happened. I mean, it happens historically. Interruptions on the export market have been a fact of life in my experience for the last 30 years.

(Christine McCracken):     Are you surprised that the US industry is building up
                           production to supply this rapid growth even in light of the potential disruption to export?

Man:              No ma'am. No ma'am.

(Christine McCracken):     Fair enough. All right, good stuff. Thanks.

Man:              (Uh-huh).

Operator:         We'll go now to (Don Emerich) at (Ironworks Capital).

(Don Emerich):    Thank you. A couple of unrelated questions, I'll ask them
                  separately.

                  First of all, with the buying ahead in feedstock, Mike as we've spoken about, you know, you lock it in when it's in the kind of the lowest, you know, 20% of its historical range or so. You know, are you buying - is that true or, you know, of corn? (It's always) separately and you bring that in and make the feed yourself? Or is it the feedstock itself that trades at the end of the day in that range that you're waiting for?

Man: It - we buy corn and soy on the market and bring it into our mills and make it. When I say we buy it, we as we have said before, we buy only our physical needs...

Man:              (Yep).

Man: ...and we look at opportunities. You mentioned the bottom quartile when as Joe as said before on these calls, when corn and soy begin trading in the lower quartile of their historical averages, that gets our attention and we'll begin and have in the past tried to price our needs in that range.

                  And - but then we'll price out our actual needs and as you said bring them into our mills and then make the feed ourselves.

(Don Emerich):    Can you - so I guess my question, I'm a generalist. I'm just looking at a chart here.

                  But it looks to me like corn is trading at or below where you all were happy to lock it in last time. Could the situation arise where you lock in the corn but not the soybean? And I think corn is like 2/3 of your feedstock cost, so you might be motivated to do that?

Man:              Corn is not as low. December contracted $2.28 is at least
                  8 cents to 10 cents a bushel higher than where we started last year. And if I remember correctly, we priced most of our corn on the December under $2.15. I don't remember the month, but it's not quite there yet.

                  But it's probably not but 8 cents to 10 cents away from the bottom quartile of its historical trading range.

(Don Emerich):    Okay.

Man:              And it's much closer than soy. Soy is...

(Don Emerich):    Yeah.

Man: ...$195. I think - I don't have a graph. I think $165 probably would be, or I don't remember the number exactly. One sixty five or $170 would be the top of the bottom quartile of historic trading range for soy.

                  And yes, I - you could take either one of the commodities and purchase either one of them. If one dropped to where we think it - the quartile - the quartile is an automatic buy.

(Don Emerich):    Okay.

Man:              We just automatically start buying when it gets down there.

(Don Emerich):    Right.

Man: But you're also going to have to - if soy does not move down appreciably, then you're going to have to make a decision, is this a good buy for the rest of the year or do you want to wait until the spring and see how the South American crop is doing, see how Chinese demand is for beans. You know, it - you may make a buying decision based on other factors than the...

Man:              Yeah (unintelligible).

Man:              ...the historic trading range.

Man: There are 10 to 12 factors that we talk about in our disclosure on this issue that we consider. Joe just mentioned a couple of them being export demand for the commodities, and they include such things such as the weather patterns in not only the United States but in South America and other growing regions.

                  There is a list of 10 to 12 items that we will explore and make a decision about whether we want to price our needs even if the price is not in the historical range...

(Don Emerich):    Right.

Man:              ...where Joe said...

(Don Emerich):    It still might make economic sense.

Man:              Exactly.

(Don Emerich):    Right.

                  And the answer to the question was yes, you could lock in the corn and do something different with the soy.

Man:              Yeah.

Man:              Yes.

(Don Emerich):    Okay.

                  And the corn is still 2/3 of the feedstock costs.

Man:              Roughly.

(Don Emerich):    Roughly, okay.

                  And my last question was could you help put in perspective for me the 26% increase in production. I'm a generalist, I don't know the business that well. Is that, you know, order of magnitude roughly equal to a 26% increase in annualized revenue once it's all on stream? Is it something less than that? Something more? Because you're selling a higher margin product, higher, you know, average selling price product?

                  Could you just kind of put some framework around that?

Man: The additional production will be probably equally divided between chill pack and big bird deboning, which is our primary product mix. So therefore you'd think that the prices of the new production would be similar to the current production.

                  The big factor on that is going to be a 25% increase in revenues and earnings as the objective of it and it's going to have a material affect on SG&A and earnings per share is what our anticipation is.

(Don Emerich):    So, you guys, assuming prices don't change, then a - the 26%
                  increase in production is roughly on an annualized basis a 26% increase in revenue opportunity.

Man:              Yes.

(Don Emerich):    With margins that are at least as good as the margins in the mix of business you have now.

Man:              (Unintelligible).

Man:              Yes.

((Crosstalk)).

Man:              Yeah. Everything else being equal, yeah.

(Don Emerich):    Yeah. (I'm in) that basis. Obviously you're - you have
                  expenses that come up along with it. But from an operating income basis, the opportunity is...

Man:              That's correct.

(Don Emerich):    All right. Thank you all.

Man:              Thank you.

Operator:         And once again if you would like to ask a question, you can do so by pressing the star key followed by the digit 1. Again that is star-1. And again, please check your mute button. Make sure you're not muted. If you are muted, that'll block your signal.

                  We'll go to (Andro O'Connor), (Wells Capital).

(Andro O'Connor): Good morning, gentlemen.

Men:              Good morning.

(Andro O'Connor): Both of my questions have been asked, but I wanted to know if you could elaborate further on why you think your grain costs could go lower for both corn and soybean meal.

                  You know, I heard you articulate your strategy in terms of buying grain, but just wanted to get a better sense for why you think these grain costs could go lower still.

                  Thanks.

Man: I - it really depends on the rain in the next three weeks, just to tell you the truth. Last week, it had good rains across the Midwest the last two weeks. They've got I think three week - this week and two more weeks to go.

                  And if they get rain two of the three weeks, I think you're going to see a settling in of corn, probably not as low as it was a year ago, but lower than it is today perhaps.

                  I also - it's probably more important for the soybeans, the rain we've had the last two weeks. And I believe if we get normal weather two of the next three weeks, you'll have a little better shot on soybeans. Absent that rain, they will not come down. Could even go up.

                  We don't yet know the appetite of the Chinese for imports of beans yet. That hadn't showed. That's another factor that could affect the value of soybean meal.

                  But we think yes, it could go lower.

(Andro O'Connor): Okay.

                  So the crux of it is your call on weather is such that you think that'll work to your favor in terms of buying grain at a later date.

Man: I anticipate normal, and if you anticipate normal weather two of the next three weeks, then you should see a bit lower.

(Andro O'Connor): Okay. Thanks very much.

Operator:         We'll go now to (Pablo Zanich) at JP Morgan.

(Pablo Zanich):   Good morning, everyone.

Men:              Good morning.

(Pablo Zanich):   I just want to go back to a topic of average weights for
                  birds. Can you from your company perspective, are you reaching a limit in terms of your average weights or how much more can that go up say over the next two years?

                  And the same question from an industry perspective, how much room is there for the industry to increase average weights? And what's the limit? I mean, can you have a ten pound bird really?

Man: I think you can take the fast food segment and you will probably not see any increased weight out of those birds. All of those birds are generally grown to specifications of end users and the fast food chains. And so we don't expect any increase in weights there.

                  The - in the chill packed sector, I would not expect significant increases in weights there. Some, probably a historical trend line. The big bird-deboning sector is likely where you would see some increase in weight. That's about 25% of the head.

                  And that if you - the range of weights in the big bird-deboning sector is significant - on live weights anywhere from 6.75 up to 8-1/2 pounds. And it requires some structural changes to move those weights up toward the high end of that number, toward the 8-1/2 pounds, and I'm talking about housing, I'm talking about facilities in the plant to handle that big a bird. There are some challenges with employees, moving the weight up.

                  But if I were to anticipate heavier bird weights, it would more likely be in that segment. And I would think you'd see a trend upward in that market segment.

(Pablo Zanich):   Okay, that's very useful.

                  And just one question on feed. I know you have said that with your hedge during fiscal year '05, your feed cost (are) going to be $60 million to $65 million compared to '04.

                  Can you quantify that in percentage terms? Does that mean that your feed cost are going to be down 10%, 15% year on year?

Man:              I don't have that number right handy. I'm sorry, (Pablo).
                  I can get it for you.

((Crosstalk)).

(Pablo Zanich):   ...will follow up offline on that.

                  And just same question on feed. Did I understand correctly that you said that here in '05, your corn has been hedged at $2.15 and your soybean at $165. Is that what you said? Or did I misinterpret that?

Man:              No.

((Crosstalk)).

Man: I said that you - that was what you saw in the market last year. You saw - really you saw - there was an opportunity in the fall, soybean meal around $155 and corn at around $2.15 and lower, but probably when you look at all the months around $2.15.

                  And you're a good bit over that right now. You're probably - I don't have the out months on my mind, but you're probably 20 cents a bushel higher than that when you look at all months.

(Pablo Zanich):   (Okay). Okay, that's good. Thank you very much.

Man:              Thank you.

Operator:         And once again, star-1 to signal for a question. Star-1 on your touch-tone phone.

                  We have a follow up from (Michael Perna) at (AAD Capital).

(Michael Perna):  Hey, good morning. Yes, just one follow up.

                  If you have the data on it, could you please discuss the per capital chicken consumption in the US versus the countries that you're exporting to? And do you think a growing middle class in these countries could be contributing to the export strength?

Man: Yes, I do think evolving economies in the export - the countries we export to is contributing to the increased demand.

                  Per capita consumption in the United States is 85...

Man:              (Unintelligible).

Man:              ...85 pounds.

Man:              I don't remember exactly.

Man:              It's in the 80s.

Man: It's in the 80s, and the ones you're exporting to are anywhere from 15 to 30 I would guess.

Man:              (Unintelligible).

Man:              Or less.

Man: Very low. Very low number and a huge potential as those economies evolve.

(Michael Perna):  Okay, great. Thank you very much.

Operator:         And Mr. Sanderson, we have no other questions in the queue, so
                  I'd like to turn the call back to you for any closing comments, sir.

Mike Cockrell:    You know, one thing - this is Mike, before Joe gives his
                  closing comments. (Farrah), I don't know if you're still on the call, but in answer to your question, which I answered poorly on the increase of cost of goods sold from the second quarter to the third quarter, that increase is roughly 4% in dollars. And we had a 2-1/2% increase in pounds from the second quarter to the third quarter and the balance of that would've been higher feed grain prices.

Joe Sanderson:    Thank you for spending time with us this morning. We are
                  pleased with our results to date and we look forward to reporting our year-end results to you in December.

                  Thank you.

Operator:         Thank you. That does conclude our call. We do appreciate your participation. At this time, may disconnect.


                                       END